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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190045

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 5, 2013)

Streamline Health Solutions, Inc.

3,000,000 Shares

Common Stock

$6.50 per share

        We are offering 3,000,000 shares of common stock, as described in this prospectus supplement and the accompanying prospectus.

        Our common stock is listed on The NASDAQ Capital Market under the symbol "STRM." On November 21, 2013, the last reported sale price of our common stock on The NASDAQ Capital Market was $6.99 per share.

        Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 3 of the accompanying prospectus and page S-12 of this prospectus supplement.

	Per Share	Total

Public offering price	$6.50	$19,500,000

Underwriting discount	$0.4550	$1,365,000

Proceeds, before expenses, to us	$6.0450	$18,135,000

        We have granted the underwriters a 30-day option to purchase an additional 450,000 shares from us on the same terms set forth above to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. See "Underwriting" beginning on page S-25 of this prospectus supplement for information relating to certain expenses of the underwriters to be reimbursed by us.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares against payment on or about November 27, 2013.

Joint Book-Running Managers

Craig-Hallum Capital Group	First Analysis Securities Corporation

The date of this prospectus supplement is November 22, 2013.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled "Where You Can Find More Information."

        Unless the context requires otherwise, references to "Streamline Health," "the Company" or to "we," "us," "our" or similar terms are to Streamline Health Solutions, Inc. and its subsidiaries.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, and other information that we may furnish to the SEC from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus and information that we furnish to or file with the SEC regarding our strategy, future business operations, future financial position, future results of operations, business or financial prospects and plans and management's objectives, as well as the growth of the overall market for our solutions in general and certain solutions in particular and the relative performance of other market participants are forward- looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

        In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "estimate," "expect," "intend," "may," "might," "plan," "project," "will," "would," "should," "could," "can," "predict," "potential," "continue," "objective," or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

  •
  the impact of competitive solutions and pricing;

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  solution demand and market acceptance;

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  new solution development;

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  key strategic alliances with vendors that resell our solutions;

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  our ability to control costs;

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  availability of solutions produced from third party vendors;

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  the healthcare regulatory environment;

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  potential changes in legislation, regulation and government funding affecting the healthcare industry;

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  healthcare information system budgets;

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  availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems;

  •
  fluctuations in operating results;

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  effects of critical accounting policies and judgments;

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  changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other similar entities;

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  changes in economic, business and market conditions impacting the healthcare industry generally and the markets in which we operate and nationally;

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  our ability to maintain compliance with the terms of our credit facilities;

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  whether negotiations over the acquisitions will result in definitive purchase agreements;

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  whether the conditions for closing will be met;

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  whether the purchase prices or other key terms of the acquisitions change;

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  our ability to achieve expected benefits from the acquisitions;

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  events that could give rise to a termination of the purchase agreements;

  •
  the availability of funding for the acquisitions;

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  the level of expenses and other charges related to the acquisitions and the funding thereof; and

  •
  those factors discussed under the caption "Risk Factors" herein.

        These forward-looking statements represent our estimates and assumptions only as of the date such statements were made. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K for the year ended January 31, 2013 and our most recent Quarterly Report on Form 10-Q. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under "Risk Factors" in this prospectus supplement.

        You should carefully consider all the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in our securities.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the information referred to under "Risk Factors" beginning on page S-12 of this prospectus supplement and page 3 in the accompanying prospectus, as well as the consolidated financial statements and related notes and the other information that are incorporated by reference herein.

 Our Company

General

        We are a leading provider of enterprise content management and business analytics solutions for healthcare organizations. We provide computer software-based solutions that help hospitals and physician groups improve efficiencies and business processes across the enterprise to enhance and protect revenues. Our enterprise content management solutions transform unstructured data into digital assets that seamlessly integrate with disparate clinical, administrative and financial information systems. Our business analytics solutions provide real-time access to key performance metrics that enable healthcare organizations to identify and manage opportunities to maximize financial performance. Our clinical documentation and computer assisted coding solutions improve productivity of coding staff as well as sharing and review of data. Additionally, our integrated workflow systems automate and manage critical business activities to improve organizational accountability and drive both operational and financial performance. Across the revenue cycle, these solutions offer a flexible way to optimize the clinical and financial performance of healthcare organizations.

        Our software solutions are delivered to clients either by purchased perpetual license, where the software is installed locally in the client's data center, or by access to our data center systems through a secure connection, which is a delivery method commonly referred to as software as a service (SaaS). As of July 31, 2013, our client base included 105 hospital and health system clients representing approximately 400 contracted locations, including hospitals, ambulatory centers and owned physician practices. Our client retention rate, which is calculated on a percentage basis by taking the three-year average of the clients within a contract term or who have elected to renew a contract term over the total number of clients at the beginning of the measurement period, is approximately 95%.

        We operate primarily in one segment as a provider of health information technology solutions that improve healthcare processes and information flows within a healthcare facility. We sell our solutions and services in North America to hospitals and health systems, including physician practices, through our direct sales force and our reseller partnerships. As of July 31, 2013, we had 96 full-time associates, a net increase of 9 from July 31, 2012.

Our Solutions

        We offer solutions relating to enterprise content management, business analytics, integrated workflow systems, clinical documentation improvement and computer assisted coding. Each solution is designed to improve the flow of critical patient information across the revenue cycle. Each of our solutions help to transform and structure information between disparate information technology systems into actionable data, giving the end-user comprehensive access to clinical, financial and administrative information. All solutions can be delivered either by perpetual license installed locally or accessed securely through SaaS.

        Enterprise Content Management Solutions—These solutions assist clients in the completion of electronic patient records by capturing, storing and intelligently distributing the unstructured data that exists at all touch points across the patient care continuum. They create a permanent, document-based repository of historical health information that integrates seamlessly with existing clinical, financial and administrative information systems.

        Business Analytics Solutions—These solutions allow staff across the healthcare enterprise to drill down quickly and deeply into actionable and real-time financial data and key performance indicators to improve revenue realization and staff efficiency. These solutions include dashboards, data mining tools and prescriptive reporting, which help to simplify, facilitate and optimize overall revenue cycle operating performance of the healthcare enterprise.

        Integrated Workflow Solutions—These solutions automate and drive the ownership and accountability required to effectively manage revenue cycle activities within virtually any department of the healthcare enterprise. As integral parts of our enterprise solutions, they are used to improve the quality and accuracy of data captured during patient scheduling, registration and admission. These solutions are also used to increase the completion and accuracy of patient charts and related coding, improve accounts receivable collections, reduce and manage denials and improve audit outcomes.

        Clinical Documentation and Computer Assisted Coding Solutions—These solutions provide an integrated web-based software suite that enhances the productivity of clinical documentation improvement and coding staff, and enables seamless sharing of patient data. These solutions include a computer-assisted coding tool with Natural Language Processing ("NLP") that streamlines concurrent chart review and coding workflows. The solutions also automate the clinical documentation improvement process and include physician query functionality for users. With these solutions, concurrent review, coding and query data can be compiled across all applicable encounter types in the enterprise to easily generate management reports, including query rates and query response times, top Diagnosis Related Groups ("DRG") queried, coding productivity, summary by physician service and computer-assisted coding results.

        Clinical Analytics Solutions—These solutions allow staff across the healthcare enterprise to drill down quickly and deeply into actionable and real-time clinical data and to improve clinical outcomes and better understand the financial implications of those outcomes. These solutions include data mining tools, patient cohort creation, temporal analysis and prescriptive reporting, which help to simplify, facilitate and optimize overall clinical and operating performance of the healthcare enterprise.

Services

        Custom Integration Services—Our professional services team works with clients to design custom software solutions that integrate data to or from virtually any clinical, financial, or administrative system. By taking data and documents from multiple, disparate systems and bringing them into one streamlined system, clients are able to maximize efficiencies and increase operational performance. Our professional services team also creates custom integrations that pull data from our solutions into the client's external or internal systems.

        Training Services—We offer training courses to help clients quickly learn to use their solutions in the most efficient manner possible. Training sessions are available on-site or off for as few as one person or multiple staff members.

        Electronic Image Conversion—Our electronic image conversion service allows organizations to protect their repository of images while taking advantage of our content management technology. Electronic image conversion creates one repository that integrates directly with AccessAnyWare, our clinical content management system. This service is available via the SaaS model or for locally-installed solutions.

        Database Monitoring Services—Our advanced database monitoring services for locally-installed clients help lighten the burden of ongoing system monitoring by the client's information technology staff and help create a continual, stable production environment. Our database administrators ensure the client's system is running optimally with weekly, manual checks of the database environment to identify system issues that may require further attention. Monitoring is done through protected connections, so data is safe and secure.

Recent Developments

        Proposed Acquisitions—We have recently signed letters of intent to purchase two companies to augment our existing solutions across the entire patient experience. The transactions are subject to the negotiation and execution of definitive acquisition agreements and the satisfaction of usual and customary closing conditions, including approval of our Board of Directors and the boards of directors and shareholders of the target companies. There can be no assurance as to whether or when the acquisitions may be completed or as to the actual terms of the acquisitions.

        The transaction expected to close first in the fiscal fourth quarter of 2013 would add patient access and scheduling capabilities. The target company sells these solutions generally under a perpetual license model; however we intend to transition this revenue stream into a SaaS-based model much like we have done with Meta Health Technology, a company we acquired in 2012. The target company currently has 29 clients, only 9 of whom are also our existing clients. For the twelve months ended June 30, 2013, total revenues of the target company were $3.9 million, of which $3.2 million was recurring revenue. The letter of intent provides that at closing we would pay approximately $6.5 million in cash for the target company.

        The second transaction, which is currently in the due diligence stage, is expected to close in the fiscal fourth quarter of 2013 or in the fiscal first quarter of 2014, and would add additional financial and operational analytics to our existing suite of solutions. The target company sells these solutions today as a SaaS-based model. The target company currently has 35 clients, none of whom are also our existing clients today. The letter of intent provides that at closing we anticipate paying approximately $13.75 million in a combination of cash and shares of our common stock.

        Finalizing IPP Acquisition—We have agreed to the final earn-out payment for our acquisition of substantially all of the assets of Interpoint Partners, LLC that was completed in December of 2011. We agreed to pay the seller an additional $3.0 million of aggregate consideration in satisfaction of the earn-out obligation, consisting of $1.3 million in cash, 400,000 shares of Company common stock, and an unsecured, fully subordinated three-year note in the amount of $900,000. This represents the final payment for our most popular solution—OpportunityAnyWare™ business analytics.

        Preliminary Third Quarter 2013 Financial Results—In the third quarter of 2013, our sales organization was successful in its efforts to shift a large license transaction in its quarterly forecast to a SaaS-model sales opportunity, a strategy that we continue to emphasize with our client base. Given this change in projected license terms, we expect to report revenue for the third quarter of 2013 of approximately $6.7 million. Bookings were up approximately 19% over the previous quarter, and bookings plus renewals in the period were approximately $10.0 million. Total backlog increased from $51.9 million in the second quarter of 2013 to approximately $55.0 million in the third quarter of 2013.

        Financial Guidance—Excluding any possible impact of the two proposed acquisitions and based on current business trends, we anticipate that net revenues in 2013 will be in the range of $29.0 million to $31.0 million (approximately 80% of which will be recurring revenue), and for 2014, will be in the range of $35.0 million to $37.0 million, respectively. This represents organic revenue growth of 20% for

2014 compared to 2013. For fiscal year 2014, we anticipate Adjusted EBITDA in the range of $6.0 million to $8.0 million.

Corporate Information

        We are a Delaware corporation founded in 1989 and our principal executive offices are located at 1230 Peachtree Street, NE, Suite 1000, Atlanta, GA 30309. Our telephone number is (404) 446-0050 and our website address is www.streamlinehealth.net. We have included our website address in this prospectus supplement as an inactive textual reference only. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	3,000,000 shares
Common stock to be outstanding after this offering	16,922,834 shares
Over-allotment option

We have granted an option to our underwriters to purchase up to an additional 450,000 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Use of proceeds

We expect to use the net proceeds from this offering to finance the proposed acquisition of two separate companies, discussed in the "Recent Developments" section of this prospectus supplement, and for general corporate purposes, including the repayment of a portion of our outstanding debt. See "Use of Proceeds."

Risk factors

See "Risk Factors" beginning on page S-12 in this prospectus supplement and page 3 in the accompanying prospectus for a discussion of factors that you should read and consider before investing in our securities. To the extent that the risk factors contained in this prospectus supplement and the accompanying prospectus, the risk factors contained in this prospectus supplement will control.

NASDAQ Capital Market symbol	STRM

        Unless otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering is based on 13,922,834 shares of common stock outstanding as of October 31, 2013, and excludes, as of October 31, 2013:

  •
  2,625,692 shares of our common stock issuable upon the exercise of options at a weighted average exercise price of $4.17 per share;

  •
  1,400,000 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $4.00 per share;

  •
  29,698 shares of non-vested restricted stock;

  •
  3,249,995 common shares issuable upon the conversion of preferred shares into common stock; and

  •
  962,059 shares of common stock authorized for issuance in connection with various equity award plans and the Associate Stock Purchase Plan.

        Except as otherwise noted, all information in this prospectus supplement assumes:

  •
  no exercise of the underwriters' over-allotment option;

  •
  the public offering price of $6.50 per share;

  •
  that no options, warrants, restricted stock, or stock appreciation rights were issued after October 31, 2013;

  •
  that no outstanding warrants or options were exercised after October 31, 2013;

  •
  that no outstanding convertible preferred shares were converted to common stock after October 31, 2013; and

  •
  that no restricted stock vested after October 31, 2013.

Summary Selected Consolidated Financial Information

        You should read the historical summary selected consolidated financial data along with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the reports cited below. Our historical results are not necessarily indicative of the results that may be expected for any future period.

        The following tables set forth, for the periods and dates indicated, our summary selected consolidated financial data. The summary selected consolidated financial data has been derived from our unaudited consolidated financial statements and accompanying notes for the six months ended July 31, 2013 and 2012, as well as our audited historical consolidated financial statements and accompanying notes for the fiscal years ended January 31, 2013, 2012, and 2011. The results included here are not necessarily indicative of future performance.

	Fiscal Year Ended January 31,			Six Months Ended July 31,
(Dollar amounts in thousands, except per share amounts)	2013	2012	2011	2013	2012
Statement of Operations Data:
Revenues:
System sales	$1,463	$722	$2,558	$2,558	$429
Professional services	3,793	3,370	3,641	1,959	2,064
Maintenance and support	11,211	8,868	7,857	7,001	4,649
Software as a service	7,300	4,156	3,550	3,729	3,352

Total revenues(1)	23,767	17,116	17,606	15,247	10,494
Operating expenses:
Cost of system sales	2,747	2,238	3,827	1,300	1,219
Cost of service, maintenance and support	6,334	4,830	5,561	4,021	2,487
Cost of software as a service	2,512	1,816	1,903	1,093	1,299
Selling, general and administrative	10,061	6,577	6,406	6,989	3,874
Research and development	2,948	1,409	1,760	2,257	967

Total operating expenses	24,602	16,870	19,457	15,660	9,846
Operating income (loss)	(835)	246	(1,851)	(414)	648
Other income (expense):
Interest expense	(1,957)	(179)	(117)	(1,154)	(599)
Miscellaneous income (expense)	495	(30)	34	(1,806)	12
Loss on conversion of convertible notes	(5,970)	—	—	—	—

Earnings (loss) before income taxes	(8,267)	37	(1,934)	(3,374)	61
Income tax benefit (expense)	2,888	(24)	(1,017)	(164)	(33)

Net earnings (loss)	$(5,379)	$13	$(2,951)	$(3,538)	$28

Less: deemed dividends on Series A Preferred Shares	$(176)	$—	$—	$(357)	$—

Net earnings (loss) attributable to common shareholders	$(5,555)	$13	$(2,951)	$(3,895)	$28

Weighted-average common shares outstanding
Basic	11,634,540	9,887,841	9,504,986	12,698,094	10,817,214
Diluted	11,634,540	9,899,073	9,504,986	12,698,094	10,936,752
Earnings (loss) per common share
Basic	$(0.48)	$0.00	$(0.31)	$(0.31)	$0.00
Diluted	$(0.48)	$0.00	$(0.31)	$(0.31)	$0.00
Other Financial Data(2):
Adjusted EBITDA	$6,560	$4,327	$2,886	$3,368	$3,221
Adjusted EBITDA Margin %	28%	25%	16%	22%	31%
Balance Sheet Data:
Current assets	$19,878	$8,408	$5,938	$20,022	$8,327
Property and equipment, net	1,199	1,216	1,526	955	1,302
Capitalized software development, net	12,816	9,830	7,575	12,218	9,578
Goodwill and intangible assets	20,321	4,478	—	19,726	4,453
Total assets	55,267	25,141	16,015	53,809	25,076
Current liabilities	17,325	8,743	8,160	16,631	9,349
Bank debt (current and long-term portions)	13,688	4,120	1,200	13,063	4,120
Convertible note	—	3,000	—	—	—
Warrant liability	3,649	—	—	5,981	—
Total liabilities	34,042	17,143	9,421	35,167	13,511
Series A 0% Convertible Redeemable Preferred Stock	7,766	—	—	7,966	—
Total stockholders' equity	13,459	7,999	6,594	10,677	11,565

        The following table reconciles net earnings (loss) to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods indicated:

	Fiscal Year Ended January 31,			Six Months Ended July 31,
(Dollar amounts in thousands)	2013	2012	2011	2013	2012
Adjusted EBITDA Reconciliation:
Net earnings (loss)	$(5,379)	$13	$(2,951)	$(3,538)	$28
Interest expense	1,957	179	117	1,154	599
Tax expenses(3)	(2,888)	24	1,017	164	33
Depreciation	726	728	850	338	363
Amortization of capitalized software development costs(4)	2,659	1,973	3,175	1,396	1,223
Amortization of intangible assets	584	2	—	629	25
Amortization of other costs	35	11	—	28	—

EBITDA	(2,306)	2,930	2,208	171	2,271
Stock-based compensation expense	956	895	678	826	400
Loss on conversion of convertible notes	5,970	—	—	—	—
Associate severances and other costs relating to transactions or corporate restructuring	866	307	—	383	—
Non-cash valuation adjustments to assets and liabilities	—	—	—	1,670	—
Transaction related professional fees, advisory fees, and other internal direct costs	796	195	—	226	550
Other non-recurring operating expenses	278	—	—	92	—

Adjusted EBITDA(5)	$6,560	$4,327	$2,886	$3,368	$3,221
Adjusted EBITDA Margin %(6)	28%	25%	16%	22%	31%

(1)
Our total revenues for the twelve months ended July 31, 2013 were $28,519, compared to $19,324 for the twelve months ended July 31, 2012. We refer to the sum of our maintenance and support, term license and software as a service revenue as recurring revenue. For the twelve months ended July 31, 2013, our recurring revenue was $22,093, or approximately 77.5% of our total revenue, an increase from recurring revenue of $14,908, or approximately 77.1% of our total revenue, for the twelve months ended July 31, 2012. Our recurring revenue growth for the twelve months ended July 31, 2013, which compares recurring revenue for that period with recurring revenue for the prior twelve month period, was 48.2% compared to 24.2% for the twelve months ended July 31, 2013. Our gross margin for the twelve months ended July 31, 2013 was 54.4%, compared to 51.5% for the preceding twelve month period. Our backlog as of July 31, 2013 was $51,880, compared with $32,186 as of July 31, 2012.

(2)
We define: (i) EBITDA, as net earnings (loss) before net interest expense, income tax expense (benefit), depreciation and amortization; (ii) Adjusted EBITDA, as net earnings (loss) before net interest expense, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, and transaction expenses and other one-time costs; and (iii) Adjusted EBITDA Margin, as Adjusted EBITDA as a percentage of revenue. These measures assist management and the board and may be useful to investors in comparing our operating performance consistently over time, as they remove the impact of our capital structure (primarily interest charges), asset base (primarily depreciation and amortization), items outside the control of the management team (taxes), and costs that we expect to be non-recurring including: transaction related expenses (such as professional and advisory services), corporate restructuring expenses (such as severance), and other operating costs that are expected to be non-recurring. Adjusted EBITDA removes the impact of share-based compensation expense, which is another non-cash item. EBITDA and Adjusted EBITDA do not represent, and should be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily indicative of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may differ from those of other companies.

(3)
Fiscal 2012 includes a non-cash income tax benefit of approximately $3,000 to reduce our tax valuation allowance relating to deferred tax liabilities recorded in conjunction with the Company's acquisition of Meta Health Technology. Fiscal 2010 includes a non-cash increase to the valuation allowance of $997.

(4)
Fiscal 2012 includes $1,969 relating to internally developed legacy software, $224 relating to acquired internally developed software from Interpoint, and $467 relating to internally developed software acquired from Meta Health Technology.

(5)
Adjusted EBITDA for the twelve months ended July 31, 2013 was $6,707 compared to $5,999 for the twelve months ended July 31, 2012.

The following table reconciles net earnings (loss) to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods indicated:

	For the Twelve Months Ended
(Dollar amounts in thousands)	July 31, 2013	July 31, 2012
Adjusted EBITDA Reconciliation:
Net earnings (loss)	$(8,945)	$329
Interest expense	2,512	736
Tax expenses	(2,757)	50
Depreciation	701	700
Amortization of capitalized software development costs	2,832	2,195
Amortization of intangible assets	1,188	27
Amortization of other costs	63	11

	(4,406)	4,048
EBITDA
Stock-based compensation expense	1,382	899
Loss on conversion of convertible notes	5,970	—
Associate severances and other costs relating to transactions or corporate restructuring	1,249	307
Non-cash valuation adjustments to assets and liabilities	645	—
Transaction related professional fees, advisory fees, and other internal direct costs	472	745
Other non-recurring operating expenses	1,395	—

Adjusted EBITDA	$6,707	$5,999
Adjusted EBITDA Margin %	23.5%	31.0%
(6)
Adjusted EBITDA as a percentage of GAAP revenue.

RISK FACTORS

        Investing in our securities involves significant risks that could affect us and our business as well as our industry generally. Before you make a decision to invest in our common stock, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. Much of the business information as well as the financial and operational data contained in our risk factors will be updated in our periodic reports and current reports that we file with the SEC. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed below.

        Unless the context requires otherwise, references to "Streamline Health," "the Company" or to "we," "us," "our" or similar terms are to Streamline Health Solutions, Inc. and its subsidiaries.

Risks Relating to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        In addition to using the net proceeds from this offering to finance two proposed acquisitions, we may use the net proceeds for general corporate purposes. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Risks Relating to Our Business

Our sales have been concentrated in a small number of clients.

        Our revenues have been concentrated in a relatively small number of large clients, and we have historically derived a substantial percentage of our total revenues from a few clients. For the fiscal years ended January 31, 2013 and 2012, our five largest clients accounted for 26.7% and 42.7% of our total revenues, respectively. There can be no assurance that a client will not cancel all or any portion of a master agreement or delay installations. A termination or installation delay of one or more phases of an agreement, or our failure to procure additional agreements, could have a material adverse effect on our business, financial condition and results of operations.

A significant increase in new software as a service ("SaaS") contracts could reduce near term profitability and require a significant cash outlay, which could adversely affect near term cash flow and financial flexibility.

        If new or existing clients purchase significant amounts of our software as a service, we may have to expend a significant amount of initial setup costs and time before those new clients are able to begin using such services, and we cannot begin to recognize revenues from those software as a service agreements until the commencement of such services. Accordingly, we anticipate that our near term cash flow, revenue and profitability may be adversely affected by significant incremental setup costs from new software as a service clients that would not be offset by revenue until new software as a service clients go into production. While we anticipate long term growth in profitability through increases in recurring software as a service subscription fees and significantly improved profit visibility, any inability to adequately finance setup costs for new software as a service solutions, could result in the failure to put new software as a service solutions into production; and could have a material adverse effect on our liquidity, financial position and results of operations. In addition, this near term cash flow demand could adversely impact our financial flexibility and cause us to forego otherwise attractive business opportunities or investments.

Failure to manage our expenses and efficiently allocate our financial and human capital as we grow could limit our growth potential and adversely impact our results of operation and financial condition.

        During periods of growth, our financial and human capital assets can experience significant pressures. We are currently experiencing a period of growth primarily through acquisitions and in our software as a service lines of business, and this could continue to place a significant strain on our cash flow. This growth also adds strain to our services and support operations, sales and administrative personnel and other resources as they are requested to manage the added work load with existing resources. We believe that we must continue to focus on remote hosting services, develop new solutions, enhance existing solutions and serve the needs of our existing and anticipated client base. Our ability to manage our planned growth effectively also will require us to continue to improve our operational, management and financial systems and controls, to train, motivate and manage our associates and to judiciously manage our operating expenses in anticipation of increased future revenues. Our failure to properly manage resources may limit our growth potential and adversely impact our results of operation and financial condition.

The potential impact on us of new or changes in existing federal, state and local regulations governing healthcare information could be substantial.

        Healthcare regulations issued to date have not had a material adverse affect on our business. However, we cannot predict the potential impact of new or revised regulations that have not yet been released or made final, or any other regulations that might be adopted. Congress may adopt legislation that may change, override, conflict with or preempt the currently existing regulations and which could restrict the ability of clients to obtain, use or disseminate patient health information. We believe that the features and architecture of our existing solutions are such that we currently support or should be able to make the necessary modifications to our solutions, if required, by legislation or regulations, but there can be no assurances.

The healthcare industry is highly regulated. Any material changes in the political, economic or regulatory healthcare environment that affect the group purchasing business or the purchasing practices and operations of healthcare organizations, or that lead to consolidation in the healthcare industry, could require us to modify our services or reduce the funds available to providers to purchase our solutions and services.

        Our business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the economic environment of the healthcare industry generally as well as our ability to increase the number of solutions that we sell to our clients. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry, regulation, litigation and general economic conditions affect the purchasing practices, operation and, ultimately, the operating funds of healthcare organizations. In particular, changes in regulations affecting the healthcare industry, such as any increased regulation by governmental agencies of the purchase and sale of medical products, or restrictions on permissible discounts and other financial arrangements, could require us to make unplanned modifications of our solutions and services, or result in delays or cancellations of orders or reduce funds and demand for our solutions and services.

        Our clients derive a substantial portion of their revenue from third-party private and governmental payors, including Medicare, Medicaid and other government-sponsored programs. Our sales and profitability depend, in part, on the extent to which coverage of and reimbursement for medical care provided is available from governmental health programs, private health insurers, managed care plans and other third-party payors. If governmental or other third-party payors materially reduce reimbursement rates or fail to reimburse our clients adequately, our clients may suffer adverse financial consequences, which in turn, may reduce the demand for and ability to purchase our solutions or services.

We face significant competition, including from companies with significantly greater resources.

        We currently compete with many other companies for the licensing of similar software solutions and related services. Several companies historically have dominated the clinical information systems software market and several of these companies have either acquired, developed or are developing their own content management, analytics and coding/clinical documentation improvement solutions as well as the resultant workflow technologies. The industry is undergoing consolidation and realignment as companies position themselves to compete more effectively. Many of these companies are larger than us and have significantly more resources to invest in their business. In addition, information and document management companies serving other industries may enter the market. Suppliers and companies with whom we may establish strategic alliances may also compete with us. Such companies and vendors may either individually, or by forming alliances excluding us, place bids for large agreements in competition with us. A decision on the part of any of these competitors to focus additional resources in any one of our three solutions stacks (content management, analytics and coding/clinical documentation improvement), workflow technologies and other markets addressed by us could have a material adverse effect on us.

The healthcare industry is evolving rapidly, which may make it more difficult for us to be competitive in the future.

        The U.S. healthcare system is under intense pressure to improve in many areas, including modernization, universal access and controlling skyrocketing costs of care. We believe that the principal competitive factors in our market are client recommendations and references, company reputation, system reliability, system features and functionality (including ease of use), technological advancements, client service and support, breadth and quality of the systems, the potential for enhancements and future compatible solutions, the effectiveness of marketing and sales efforts, price and the size and perceived financial stability of the vendor. In addition, we believe that the speed with which companies in our market can anticipate the evolving healthcare industry structure and identify unmet needs are important competitive factors. There can be no assurance that we will be able to keep pace with changing conditions and new developments such that we will be able to compete successfully in the future against existing or potential competitors.

Rapid technology changes and short product life cycles could harm our business.

        The market for our solutions and services is characterized by rapidly changing technologies, regulatory requirements, evolving industry standards and new product introductions and enhancements that may render existing solutions obsolete or less competitive. As a result, our position in the healthcare information technology market could change rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. Our future success will depend, in part, upon our ability to enhance our existing solutions and services and to develop and introduce new solutions and services to meet changing requirements. We need to maintain an ongoing research and development program to continue to develop new solutions and apply new technologies to our existing solutions, but may not have sufficient funds with which to undertake such required research and development. If we are not able to foresee changes and/or to react in a timely manner to such developments, we may experience a material, adverse impact on our business, operating results and financial condition.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our solutions and services.

        We trademark and copyright our intellectual property, which represents an important asset to us. We do not have any patent protection on any of our software. We rely upon license agreements, employment agreements, confidentiality agreements, nondisclosure agreements and similar agreements to maintain the confidentiality of our proprietary information and trade secrets. Notwithstanding these precautions, others may copy, reverse engineer or design independently, technology similar to our solutions. If we fail to adequately protect our intellectual property through trademarks and copyrights, license agreements, employment agreements, confidentiality agreements, nondisclosure agreements or similar agreements, our intellectual property rights may be misappropriated by others, invalidated or challenged, and our competitors could duplicate our technology or may otherwise limit any competitive technology advantage we may have. It may be necessary to litigate to enforce or defend our proprietary technology or to determine the validity of the intellectual property rights of others. Any litigation could be successful or unsuccessful, may result in substantial cost and require significant attention by management and technical personnel.

        Due to the rapid pace of technological change, we believe our future success is likely to depend upon continued innovation, technical expertise, marketing skills and client support and services rather than on legal protection of our property rights. However, we have in the past, and intend in the future, to aggressively assert our intellectual property rights when necessary.

We could be subjected to claims of intellectual property infringement, which claims could be expensive to defend.

        While we do not believe that our solutions and services infringe upon the intellectual property rights of third parties, the potential for intellectual property infringement claims continually increases as the number of software patents and copyrighted and trademarked materials continues to rapidly expand. Any claim for intellectual property right infringement, even if not meritorious, would be expensive to defend. If we were to become liable for infringing third party intellectual property rights, we could be liable for substantial damage awards, and potentially be required to cease using the technology, to produce non-infringing technology or to obtain a license to use such technology. Such potential liabilities or increased costs could be materially adverse to us.

Third party products are essential to our software.

        Our software incorporates software licensed from various vendors into our proprietary software. In addition, third party, stand-alone software is required to operate some of our proprietary software modules. The loss of the ability to use these third party products, or ability to obtain substitute third party software at comparable prices, could have a material adverse affect on our ability to license our software.

Our solutions may not be error free and could result in claims of breach of contract and liabilities.

        Our solutions are very complex and may not be error free, especially when first released. Although we perform extensive testing, failure of any solution to operate in accordance with its specifications and documentation could constitute a breach of the license agreement and require us to correct the deficiency. If such deficiency is not corrected within the agreed upon contractual limitations on liability and cannot be corrected in a timely manner, it could constitute a material breach of a contract allowing the termination thereof and possibly subjecting us to liability. Also, we sometimes indemnify our clients against third-party infringement claims. If such claims are made, even if they are without merit, they could be expensive to defend. Our license and SaaS agreements generally limit our liability arising from claims such as described in the foregoing sentences, but such limits may not be enforceable in some jurisdictions or under some circumstances. A significant uninsured or under-insured judgment against us could have a material adverse impact on us.

We could be liable to third parties from the use of our solutions.

        Our solutions provide access to patient information used by physicians and other medical personnel in providing medical care. The medical care provided by physicians and other medical personnel are subject to numerous medical malpractice and other claims. We attempt to limit any potential liability of ours to clients by limiting the warranties on our solutions in our agreements with our clients (i.e., healthcare providers). However, such agreements do not protect us from third party claims by patients who may seek damages from any or all persons or entities connected to the process of delivering patient care. We maintain insurance, which provides limited protection from such claims, if such claims against us would result in liability to us. Although no such claims have been brought against us to date regarding injuries related to the use of our solutions, such claims might be made in the future. A significant uninsured or under-insured judgment against us could have a material adverse impact on us.

Our SaaS and support services could experience interruptions.

        We provide software as a service for many clients, including the storage of critical patient, financial and administrative data. In addition, we provide support services to clients through our client support organization. We have redundancies, such as backup generators, redundant telecommunications lines and backup facilities built into our operations to prevent disruptions. However, complete failure of all generators or impairment of all telecommunications lines or severe casualty damage to the primary building or equipment inside the primary building housing our hosting center or client support facilities could cause a temporary disruption in operations and adversely affect clients who depend on the application hosting services. Any interruption in operations at our data center or client support facility could cause us to lose existing clients, impede our ability to obtain new clients, result in revenue loss, cause potential liability to our clients and increase our operating costs.

Our software as a service solutions are provided over an internet connection. Any breach of security or confidentiality of protected health information could expose us to significant expense and harm our reputation.

        We provide remote software as a service solutions for clients, including the storage of critical patient, financial and administrative data. We have security measures in place to prevent or detect misappropriation of protected health information. We must maintain facility and systems security measures to preserve the confidentiality of data belonging to clients as well as their patients that resides on computer equipment in our data center, which we handle via application hosting services, or that is otherwise in our possession. Notwithstanding efforts undertaken to protect data, it can be vulnerable to infiltration as well as unintentional lapse. If confidential information is compromised, we could face claims for contract breach, penalties and other liabilities for violation of applicable laws or regulations, significant costs for remediation and re-engineering to prevent future occurrences and serious harm to our reputation.

The loss of key personnel could adversely affect our business.

        Our success depends, to a significant degree, on our management, sales force and technical personnel. We must recruit, motivate and retain highly skilled managers, sales, consulting and technical personnel, including solution programmers, database specialists, consultants and system architects who have the requisite expertise in the technical environments in which our solutions operate. Competition for such technical expertise is intense. Our failure to attract and retain qualified personnel could have a material adverse effect on us.

We may not have access to sufficient and/or cost efficient capital to support our growth, execute our business plans and remain competitive in our markets.

        As our operations grow and as we implement our business strategies, we expect to use both internal and external sources of capital. In addition to cash flow from normal operations, we may need additional capital in the form of debt or equity in order to operate and to support our growth, execute our business plans and remain competitive in our markets. We may be limited as to the availability of such external capital or may not have any availability, in which case our future prospects may be materially impaired. Furthermore, there is no assurance that will be able to access external sources of capital on reasonable or favorable terms. Our business operations could be subject to both financial and operational covenants that may limit the activities we may undertake, even if we believe they would benefit our company.

Potential disruptions in the credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, which could adversely affect our results of operations, cash flows and financial condition.

        If internally generated funds are not available from operations, we may be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Our access to funds under our revolving credit facility or pursuant to arrangements with other financial institutions is dependent on the financial institution's ability to meet funding commitments. Financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience high volumes of borrowing requests from other borrowers within a short period of time.

We must maintain compliance with the terms of our existing credit facilities. The failure to do so could have a material adverse effect on our ability to finance our ongoing operations and we may not be able to find an alternative lending source if a default would occur.

        On August 16, 2012, we amended our previously outstanding subordinated term loan and line of credit agreements with our existing lender, whereby we were provided with a $5,000,000 revolving line of credit, a $5,000,000 senior term loan and a $9,000,000 subordinated term loan. These term loans and revolving line of credit mature on August 16, 2014. The loans are secured by substantially all of our assets. We are subject to certain financial and operational covenants pursuant to the credit facilities. We were in compliance with all loan covenants at October 31, 2013. There can be no assurances that we will be able to maintain compliance with all of the continuing covenants and other terms and conditions of these credit facilities on an ongoing basis. If we cannot maintain compliance or secure a waiver for any non-compliance, we could be required to repay outstanding borrowings on an accelerated basis, which could subject us to decreased liquidity and other negative impacts on our business, results of operations and financial condition. Furthermore, if we would need to find an alternative lending source, we may have difficult in doing so, particularly in the current credit environment, which is not favorable to borrowers. In addition, because our assets are pledged as a security under our credit facilities, if we are not able to cure any default or repay outstanding borrowings, our assets are subject to the risk of foreclosure by our lender. Without a sufficient credit facility, we would be adversely affected by a lack of access to liquidity needed to operate our business. Any disruption in access to credit could force us to take measures to conserve cash, such as deferring important research and development expenses, which measures could have a material adverse effect on us.

We recently completed a private offering of preferred stock, warrants and convertible notes that granted the holders significant redemption and repayment rights that could have a material adverse effect on our liquidity and available financing for our ongoing operations.

        In August 2012, we completed a private offering of preferred stock, warrants and convertible notes to a group of investors for gross proceeds of $12 million. In November 2012, the convertible notes converted into shares of preferred stock. The preferred stock is redeemable at the option of the holders thereof anytime after August 31, 2016 if not previously converted into shares of common stock. There can be no assurances that we will achieve the thresholds required to trigger automatic conversion of the preferred stock or that the holders will voluntarily elect to convert the preferred stock into common stock. The election of the holders of our preferred stock to call for redemption of the preferred stock could subject us to decreased liquidity and other negative impacts on our business, results of operations, and financial condition. For additional information regarding the terms, rights and preferences of such stock, see the notes to our consolidated financial statements in our Form 10-K for the year ended January 31, 2013 and our other SEC filings.

Current economic conditions in the United States and globally may have significant effects on our clients and suppliers that would result in material adverse effects on our business, operating results and stock price.

        Current economic conditions in the United States and globally and the concern that the worldwide economy may enter into a prolonged recessionary period may materially adversely affect our clients' access to capital or willingness to spend capital on our solutions and services and/or their levels of cash liquidity in with which to pay for solutions that they will order or have already ordered from us. Continuing adverse economic conditions would also likely negatively impact our business, which could result in: (1) reduced demand for our solutions and services; (2) increased price competition for our solutions and services; (3) increased risk of collectability of cash from our clients; (4) increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable; (5) reduced revenues; and (6) higher operating costs as a percentage of revenues.

        All of the foregoing potential consequences of the current economic conditions are difficult to forecast and mitigate. As a consequence, our operating results for a particular period are difficult to predict, and, therefore, prior results are not necessarily indicative of future results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, results of operations, and financial condition and could adversely affect our stock price.

The variability of our quarterly operating results can be significant.

        Our operating results have fluctuated from quarter to quarter in the past, and we may experience continued fluctuations in the future. Future revenues and operating results may vary significantly from quarter-to-quarter as a result of a number of factors, many of which are outside of our control. These factors include: the relatively large size of client agreements; unpredictability in the number and timing of system sales and sales of application hosting services; length of the sales cycle; delays in installations; changes in clients' financial condition or budgets; increased competition; the development and introduction of new products and services; the loss of significant clients or remarketing partners; changes in government regulations, particularly as to the healthcare industry; the size and growth of the overall healthcare information technology markets; any liability and other claims that may be asserted against us; our ability to attract and retain qualified personnel; national and local general economic and market conditions; and other factors discussed in any other filings by us with the SEC.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make significant estimates that affect the financial statements. One of our most critical estimates is the capitalization of software development costs. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not significantly increase or decrease such estimates upon determination of the actual results. Any required adjustments could have a material adverse effect on us and our results of operations, and could result in the restatement of our prior period financial statements.

Changes in accounting standards could impact our reported earnings and financial condition.

        The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, which could result in the restatement of our prior period financial statements.

Failure to improve and maintain the quality of internal controls over financial reporting and disclosure controls and procedures or other lapses in compliance could materially and adversely affect our ability to provide timely and accurate financial information about us or subject us to potential liability.

        In connection with the preparation of the financial statements for each of our fiscal years, our management conducts a review of our internal controls over financial reporting. We are also required to maintain effective disclosure controls and procedures. We have identified certain deficiencies from time to time, and management cannot be certain that other deficiencies, or significant deficiencies or material weaknesses, will not arise in the future or be identified or that we will be able to correct and maintain adequate controls over financial processes and reporting and disclosure controls and procedures in the future. Any failure to maintain adequate controls or to adequately implement required new or improved controls could harm operating results, or cause failure to meet reporting obligations in a timely and accurate manner. We recently became aware that an executive officer may have failed to file one or more Form 4s in connection with sales of our common stock that was indirectly beneficially owned by the officer. This failure or other lapses in compliance by our executives, whether intentional or not, could lead to adverse consequences for the executive or the Company and might adversely impact the Company's financial condition, reputation and stock price.

Over the last several years, we have completed a number of acquisitions and may undertake additional acquisitions in the future. Our failure to adequately integrate past and future acquisitions into our business could have a material adverse effect on us.

        Over the last several years, we have completed several acquisitions of businesses through asset and stock purchases. We have devoted a substantial amount of our management's time and attention to these acquisitions and the integration of these businesses into our business will continue to require a substantial amount of our management's time and attention in the future. In addition, we may undertake additional acquisitions in the future. There can be no assurances that we will be able to adequately integrate these businesses into our business or that future acquisitions will be successful or additive to our business. Our failure to adequately integrate these businesses or our consummation of unsuccessful acquisitions in the future could have a material negative impact on our business, results of operations, and financial condition.

Our operations are subject to foreign currency risk.

        In connection with our expansion into foreign markets, currently Canada, we are a receiver of currencies other than the U.S. dollar. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, will negatively affect our net sales and gross margins as expressed in U.S. dollars. There is also a risk that we will have to adjust local currency solution pricing due to competitive pressures when there has been significant volatility in foreign currency exchange rates.

Risks Relating to the Securities We May Offer

The market price of our common stock is likely to be highly volatile as the stock market in general can be highly volatile.

        The public trading of our common stock is based on many factors that could cause fluctuation in the price of our common stock. These factors may include, but are not limited to:

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  General economic and market conditions;

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  Actual or anticipated variations in annual or quarterly operating results;

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  Lack of or negative research coverage by securities analysts;

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  Conditions or trends in the healthcare information technology industry;

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  Changes in the market valuations of other companies in our industry;

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  Announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

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  Announced or anticipated capital commitments;

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  Ability to maintain listing of our common stock on The Nasdaq Capital Market;

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  Additions or departures of key personnel; and

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  Sales and repurchases of our common stock by us, our officers and directors or our significant stockholders, if any.

        Most of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance or financial condition.

If equity research analysts do not publish research reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about our business and us. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us. Furthermore, if no equity research analysts conduct research or publish reports about our business and us, the price of our stock could decline.

All of our debt obligations, our existing preferred stock and any preferred stock that we may issue in the future will have priority over our common stock with respect to payment in the event of a bankruptcy, liquidation, dissolution or winding up.

        In any bankruptcy, liquidation, dissolution or winding up of Streamline Health, our shares of common stock would rank in right of payment or distribution below all debt claims against us and all of our outstanding shares of preferred stock, if any. As a result, holders of our shares of common stock will not be entitled to receive any payment or other distribution of assets in the event of a bankruptcy or upon the liquidation or dissolution until after all of our obligations to our debt holders and holders of preferred stock have been satisfied. Accordingly, holders of our common stock may lose their entire investment in the event of a bankruptcy, liquidation, dissolution or winding up of our company. Similarly, holders of our preferred stock would rank junior to our debt holders and creditors in the event of a bankruptcy, liquidation, dissolution or winding up of our company.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of common stock.

        We are generally not restricted from issuing in public or private offerings additional common stock or preferred stock (with the exception of certain restrictions under or outstanding preferred stock), including any securities that are convertible into or exchangeable for, or that represent a right to receive, common stock or preferred stock or any substantially similar securities. Such offerings represent the potential for a significant increase in the number of outstanding shares of our common stock. The market price of our common stock could decline as a result of sales of common stock or preferred stock or similar securities in the market made after an offering or the perception that such sales could occur.

In addition to our currently outstanding preferred stock, the issuance of an additional series of preferred stock could adversely affect holders of shares of our common stock, which may negatively impact your investment.

        Our Board of Directors is authorized to issue classes or series of preferred stock without any action on the part of the stockholders. The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over the shares of common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over the shares of our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the shares of our common stock, the rights of the holders of shares of our common stock or the market price of shares of our common stock could be adversely affected.

        We currently have outstanding 3,249,995 shares of preferred stock. For additional information regarding the terms, rights and preferences of such stock, see the notes to our consolidated financial statements in our Form 10-K for the year ended January 31, 2013 and our other SEC filings.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend solely on appreciation in the price of our common stock.

        We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Sales of shares of our common stock or securities convertible into our common stock in the public market may cause the market price of our common stock to fall.

        The issuance of shares of our common stock or securities convertible into our common stock in an offering from time to time could have the effect of depressing the market price for shares of our common stock. In addition, because our common stock is thinly traded, resales of shares of our common stock by our largest stockholders or insiders could have the effect of depressing market prices for shares of our common stock.

These Risks Are Not Exhaustive.

        Other periodic and current filings we make with the SEC may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

        Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive solutions and pricing, solution demand and market acceptance, new solution development, key strategic alliances with vendors that resell the Company's solutions, the ability of the Company to control costs, availability of products obtained from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company's ability to maintain compliance with the terms of its credit facilities and other risks detailed from time to time in the Company's filings with the SEC. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 3,000,000 shares of common stock we are offering will be approximately $17.1 million or approximately $19.9 million if the underwriters exercise their over-allotment option in full. This calculation is based upon the public offering price of $6.50 per share of our common stock and after deducting the underwriters' discounts and commissions and the estimated offering expenses of $1,000,000. "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of this offering payable by us.

        We expect to use the net proceeds from this offering to finance the proposed acquisition of two separate companies, discussed in the "Recent Developments" section of this prospectus supplement, and for general corporate purposes, including the repayment of a portion of our outstanding debt.

        Until we use the net proceeds of this offering, we may invest the funds in short-term, investment grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

        Our common stock trades on the Capital Market tier of The NASDAQ Stock Market under the symbol STRM. The table below sets forth the high and low sales prices for our common stock for the periods indicated, as reported by The NASDAQ Stock Market, Inc. The closing price of the Company's common stock on November 21, 2013 was $6.99 per share, as reported by The NASDAQ Stock Market, Inc.

	High	Low
Fiscal Year Ended January 31, 2012
First Quarter (February 1, 2011 through April 30, 2011)	$2.05	$1.44
Second Quarter (May 1, 2011 through July 31, 2011)	$2.19	$1.60
Third Quarter (August 1, 2011 through October 31, 2011)	$2.06	$1.43
Fourth Quarter (November 1, 2011 through January 31, 2012)	$1.86	$1.35
Fiscal Year Ended January 31, 2013
First Quarter (February 1, 2012 through April 30, 2012)	$1.88	$1.61
Second Quarter (May 1, 2012 through July 31, 2012)	$4.59	$1.70
Third Quarter (August 1, 2012 through October 31, 2012)	$6.60	$3.50
Fourth Quarter (November 1, 2012 through January 31, 2013)	$6.00	$4.75
Fiscal Year Ended January 31, 2014
First Quarter (February 1, 2013 through April 30, 2013)	$7.42	$5.12
Second Quarter (May 1, 2013 through July 31, 2013)	$7.71	$5.79
Third Quarter (August 1, 2013 through October 31, 2013)	$8.40	$6.52
Fourth Quarter (November 1, 2013 through November 21, 2013)	$8.50	$6.52

Dividend Policy

        We do not currently pay, and have not paid in the past, any dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the declaration of dividends on our common stock will be made at the discretion of the Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board of Directors, including the applicable requirements of the Delaware General Corporation Law, which provides that dividends are payable only out of surplus or current net profits. In addition, the payment of dividends on our common stock may from time to time be restricted by the provisions of credit agreements or other financing documents that we may enter into or the terms of securities that we may issue from time to time. Currently, dividend payments are prohibited/restricted under debt agreements.

 CAPITALIZATION

        The following table sets forth our capitalization and our cash and cash equivalents as of July 31, 2013:

  •
  On an actual basis; and

  •
  On a pro forma basis to give effect to the sale of 3,000,000 shares of our common stock by us in this offering at the public offering price of $6.50 per share, after deducting the underwriters' discounts and commissions and the estimated offering expenses of $1,000,000 payable by us.

        You should read the information in this table together with the "Summary Select Consolidated Financial Information" above and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended January 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2013, each incorporated by reference in this prospectus supplement.

	July 31, 2013 (unaudited)
	Actual	Pro Forma for this Offering
	(in thousands)
Cash and cash equivalents	$5,356	$22,491

Long-term debt, including current portion	13,063	13,063

Series A 0% Convertible Redeemable Preferred Stock, $.01 par value per share, $12,000 redemption value, 4,000,000 shares authorized, 3,999,995 shares issued and outstanding, net of unamortized preferred stock discount of $4,050 as adjusted	7,966	7,966

Stockholders' equity:
Common stock, $.01 par value per share; 25,000,000 shares authorized; 13,039,619 and 16,039,619 shares issued actual and pro forma for this offering, respectively	130	160
Convertible redeemable preferred stock, $.01 par value per share, 1,000,000 shares authorized, no shares issued, as adjusted	—	—
Additional paid-in capital	49,930	67,035
Accumulated deficit	(39,384)	(39,384)

Total stockholders' equity	10,677	27,812

Total capitalization	$31,705	$48,840

UNDERWRITING

        We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriters listed below. Craig-Hallum Capital Group LLC is the representative of the underwriters, and Craig-Hallum Capital Group LLC and First Analysis Securities Corporation are acting as joint book-running managers of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares listed opposite its name below.

Underwriters	Number of Shares
Craig-Hallum Capital Group LLC	1,800,000
First Analysis Securities Corporation	1,200,000

Total	3,000,000

        Each underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. The underwriters propose to offer the common stock directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.2730 per share. After this offering, the underwriters may change the offering price and other selling terms.

        We have granted the underwriters an option to buy up to an additional 450,000 shares of common stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. In addition to the underwriting discount, we have agreed to pay up to $110,000 of the fees and expenses of the underwriters, including reasonable fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The following table shows the per share and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the over-allotment option.

	Without Over-Allotment Exercise	With full Over-Allotment Exercise
Per Share	$0.4550	$0.4550
Total	$1,365,000	$1,569,750

        We estimate expenses payable by us in connection with this offering of common stock, other than the underwriting discounts referred to above, will be approximately $1,000,000, which includes $110,000 of fees and expenses of the underwriters we have agreed to reimburse.

        The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms' length negotiation between us and the underwriters.

        We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        We and each of our directors and executive officers are subject to lock-up agreements, which prohibit us and them from offering for sale, pledging, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of Craig-Hallum Capital Group LLC. The lock-up agreements with our directors and executive officers are subject to limited exceptions, including transfers (i) as a bona fide gift, (ii) to any trust for the direct or indirect benefit of the director or officer or his or her immediate family, or (iii) by testate succession or intestate succession. In addition, one director has been granted an exception to the lock-up to sell up to 25,000 shares of our common stock. The lock-up provisions also do not prevent us from selling shares to the underwriters pursuant to the underwriting agreement, and do not prevent us from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.

        The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restrictions in the lock-up agreements can be waived at any time in the sole discretion of Craig-Hallum Capital Group LLC.

        To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to the underwriters. Short sales involve the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in the offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

        In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

        The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on The NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        This prospectus supplement and the accompanying prospectus may be available in electronic format on websites or other online resources maintained by the underwriters or their affiliates and the underwriters may distribute this prospectus supplement and the accompanying prospectus electronically. Other than this prospectus supplement and the accompanying prospectus supplement in electronic format, the information on such websites and any information contained in any other website maintained by the underwriters or any of their affiliates is not part of this prospectus supplement or the accompanying prospectus, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

        Certain of the underwriters and their affiliates may have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. First Analysis Securities Corporation has provided investment banking services to one of the companies we propose to acquire, as described in more detail under the heading "Prospectus Supplement Summary—Recent Developments", in connection with our proposed acquisition of such company. If that acquisition is completed, First Analysis Securities Corporation would be entitled to receive an advisory fee from such company. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares of common stock may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This document does not constitute an offer of shares of common stock to any person who is not a "qualified investor" within the meaning of the law in the Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. Each person in a Relevant Member State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of shares of common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of common stock in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order and/or (iii) fall within another applicable exemption under the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons and does not constitute an offer of shares of common stock to any person who is not a relevant person. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in France

        In addition, in France, this document has not been reviewed or approved by the Autorité des Marchés Financiers (AMF) according to article L411-2 of the French Monetary and Financial Code. This offer is only directed at qualified investors or members of a restricted circle (in accordance with article L341-1 of the Monetary and Financial Code, as applicable) as mentioned in article L411-2 of the same code provided that they participate in the operation for their own account. Such qualified investors are persons or entities having the skills and means to understand the risks inherent in transactions in financial instruments as described in article D411-1 of the Monetary and Financial Code. The direct or indirect transfer to the public of those financial instruments can only be done under the conditions prescribed by articles L411-1, L411-2, L412-1 and L621-8 to L621-8-3 of the French Monetary and Financial Code.

MATERIAL UNITED STATES FEDERAL INCOME TAX AND ESTATE CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

        This section summarizes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. For purposes of this summary, the term non-U.S. holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual who has not become generally subject to U.S. federal income tax by virtue of substantial physical presence in the United States;

  •
  a corporation (or other entity treated as a corporation) organized or created under non-U.S. law;

  •
  an estate that is not taxable in the United States on its worldwide income; or

  •
  a trust that has not elected to be treated as a U.S. person, if either (1) no court within the United States is able to exercise primary supervision over its administration or (2) no U.S. person nor combination of U.S. persons has the authority to control all of its substantial decisions.

        This section assumes that non-U.S. holders will hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), (generally, property held for investment purposes). This section does not consider all of the tax considerations that may be relevant to a particular non-U.S. holder in light of its individual circumstances and does not address the treatment of a non-U.S. holder under the Federal Medicare contribution tax, the laws of any U.S. state or local taxing jurisdiction or any non-U.S. taxing jurisdiction. It also does not consider non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including banks and insurance companies, dealers in securities, holders of our common stock held as part of a "straddle," or "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation.) This section is based on the tax laws of the United States, including the Code, existing, temporary, and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. These laws and interpretations are subject to change, possibly on a retroactive basis.

        This section does not discuss the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. partnership or other pass-through entity or to the partners or members in such an entity. If you are a non-U.S. partnership or other pass-through entity or a partner or member in such an entity, you should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock.

        This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of our common stock. You should consult your tax advisor regarding the U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any U.S. state or local taxing jurisdiction or any non-U.S. taxing jurisdiction, and the effect of any change in applicable tax law.

Dividends

        As noted elsewhere in this prospectus supplement, we do not currently pay any cash dividends on our common stock, and we currently have no plans to do so. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

        A distribution of cash or property on our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent the distribution exceeds our current and accumulated earnings and profits, the distribution will constitute a return of capital and first reduce the non-U.S. holder's adjusted tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock. Except as described below, if you are a non-U.S. holder of our common stock, you will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends received on the common stock, or at a lower rate if you are eligible for, and establish your entitlement to, benefits under an income tax treaty with the United States that provides for a lower rate.

        We generally will withhold tax at the lower treaty rate on dividend payments to you if you have furnished to us, or our payment agent, prior to the payment of the dividend:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with applicable Treasury regulations.

        If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty with the United States, you may obtain a refund of any amounts withheld in excess of that rate by filing a timely claim for refund with the U.S. Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States or, if an income tax treaty applies, such dividends are attributable to a "permanent establishment" (or, for an individual, a "fixed base") that you maintain in the United States, you generally will not be subject to U.S. withholding tax on dividends paid on our common stock, provided that you have furnished to us, prior to the payment of the dividend, a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-U.S. person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        Instead, such "effectively connected" dividends will be subject to U.S. federal income tax on a net income basis at the applicable graduated individual and corporate tax rates that would apply to a U.S person. If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive also may be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for, and establish your entitlement to, benefits under an income tax treaty with the United States that provides for a lower rate.

        The Treasury regulations generally provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are treated as transparent for U.S. federal income tax purposes, and entities that are disregarded for U.S. federal income tax purposes, under the laws of the applicable income tax treaty jurisdiction, or both. Specifically, the Treasury regulations provide special rules for determining whether, for income tax treaty applicability purposes, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in the entity. You should consult your tax advisor regarding the applicability of the relevant Treasury regulations to you.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or other disposition of our common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business within the United States or, if an income tax treaty with the United States applies, such gain is attributable to a "permanent establishment" (or, for an individual, a "fixed base") that you maintain in the United States, in which case you will be subject to U.S. federal income tax on the gain on a net income basis at the applicable graduated rates that would apply to a U.S. person;

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case you will be subject to a 30% tax (unless an applicable income tax treaty provides for an exemption or a lower rate) on the gain derived from the sale or other disposition, which gain may be offset by the amount of certain U.S. source capital losses;

  •
  you are a former citizen or resident of the United States, in which case you may be subject to tax pursuant to the provisions of the U.S. federal income tax laws applicable to United States expatriates; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and you held, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or your holding period of our common stock (or you held any percentage of our common stock and our stock is not "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code), in which case the gain will be treated as effectively connected with a U.S. trade or business, taxable in the manner described.

        We believe that we have not been, are not and do not anticipate becoming in the foreseeable future, a "United States real property holding corporation" for U.S. federal income tax purposes.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for, and establish your entitlement to, benefits under an income tax treaty that provides for a lower rate.

FATCA, Withholding

        Pursuant to the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act ("FATCA") enacted in 2010 and final Treasury regulations recently issued thereunder, U.S. federal withholding tax at the rate of 30% will be imposed commencing January 1, 2014 on dividends paid on, and commencing January 1, 2017 on gross proceeds from the sale or other disposition of, our common stock held by or through certain non-U.S. financial institutions, unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and to withhold on certain payments. A non-U.S. financial institution may also be deemed compliant in certain circumstances if the country in which such institution resides has entered into an intergovernmental agreement with the United States for information exchanges. In addition, dividends paid on, and gross proceeds from the sale or other disposition of, our common stock held by an investor that is a nonfinancial non-U.S. entity that does not qualify for certain exemptions will be subject to withholding taxes at the rate of 30% commencing on the above dates unless such entity (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners." We will not pay any additional amounts in respect of any amounts withheld under FATCA.

Backup Withholding and Information Reporting

        Generally, we must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder of our stock the amount of dividends that we paid to that holder and the amount of any tax withheld with respect to those dividends, if any. This information also may be made available to the tax authorities of a country in which you reside pursuant to the provisions of an applicable income tax treaty or information exchange agreement.

        Under some circumstances, Treasury regulations require backup withholding at the rate of 28% and additional information reporting on reportable payments on common stock. If you are a non-U.S. holder, you generally will be exempt from these backup withholding and additional information reporting requirements on dividends that we pay on our common stock and the payment of the proceeds of a sale or other disposition of our common stock paid by or through a U.S. office of any broker, if:

  •
  you provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

  •
  you otherwise establish an exemption from backup withholding and information reporting requirements.

        The payment of the proceeds of a sale or other disposition of our common stock will be subject to information reporting, but generally not backup withholding, if the proceeds are paid through a foreign office of a broker that is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership if, at any time during its tax year (i) one or more of its partners are "U.S. persons," as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the partnership is engaged in the conduct of a U.S. trade or business.

        However, the sale or other disposition of our common stock will not be subject to information reporting if the documentation requirements described above are met and the broker does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption from information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability if the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

        Shares of our common stock that are owned (or treated as owned) by an individual who at the time of his or her death is not a citizen or resident of the Unites States will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

LEGAL MATTERS

        Certain legal matters with respect to the validity of common stock offered by this prospectus supplement will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP. The underwriters have been represented in connection with this offering by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

EXPERTS

        The financial statements and schedule as of January 31, 2013 and 2012 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Meta Health Technology, Inc. as of and for the years ended December 31, 2011 and 2010, incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Habif, Arogeti & Wynne, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

        In April 2013, the Audit Committee of our Board of Directors approved the engagement of KPMG LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2014, effective May 1, 2013. The dismissal of BDO USA, LLP was effective April 30, 2013. Additional information regarding the change in our independent registered public accounting firm can be found in our Current Report on Form 8-K dated April 26, 2013, which is incorporated by reference into this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        We also file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus supplement and the accompany prospectus are a part, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. This information is also available on our website at http://www.streamlinehealth.net. Information contained on these websites is not incorporated by reference into and does not constitute a part of this prospectus. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

 IMPORTANT INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. Our SEC filing number is 000-28132. All documents that we file with the SEC on or after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC under its rules and regulations, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We incorporate by reference the following documents that we have filed with the SEC, and any filings that we will make with the SEC in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended January 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended April 30, and July 31, 2013;

  •
  our Current Reports on Form 8-K/A filed October 31, 2012 and on Form 8-K filed April 26, May 20, May 29, July 19, and October 30 (solely with respect to the information provided under Item 1.01), 2013;

  •
  the information contained in our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 26, 2013 and incorporated into Part III of our Annual Report on Form 10-K for the year ended January 31, 2013; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on April 16, 1996.

        Copies of any documents incorporated by reference in this prospectus supplement are available free of charge by writing Streamline Health Solutions, Inc., 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309, Attention: Investor Relations, or telephoning us at (404) 446-0050.

PROSPECTUS

Streamline Health Solutions, Inc.

$37,500,000

Common Stock
Preferred Stock
Warrants
Units

        We may offer and sell, from time to time, our common stock, preferred stock, warrants to purchase equity securities or units of such securities at prices and on terms that will be determined at the time of any such offering. Any selling stockholder identified in a prospectus supplement may offer and sell, from time to time, our securities at prices and on terms that will be determined at the time of any such offering.

        The securities offered pursuant to this prospectus may be sold at prevailing market prices or at prices different than prevailing market prices. We or any selling stockholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis. The prospectus supplement for each offering will provide the specific terms of the plan of distribution for that offering.

        Each time our securities are offered under this prospectus, we will provide a prospectus supplement containing more specific information about the particular offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or free writing prospectus, together with the documents we incorporate by reference, before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or free writing prospectus.

        Our common stock is listed on the Nasdaq Capital Market under the ticker symbol "STRM". We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter system. If we decide to seek a listing for any of those securities, that will be disclosed in a prospectus supplement.

        Investing in our securities involves substantial risks. See "Risk Factors" on page 3 herein and in our Current Report on Form 8-K dated July 19, 2013, which is incorporated by reference herein, as updated and supplemented by our periodic reports and other information filed by us with the Securities and Exchange Commission and incorporated by reference herein. The prospectus supplement applicable to each type or series of securities we or any selling stockholder offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2013.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. Under this shelf registration process, we or any selling stockholder to be named in a prospectus supplement may, from time to time, offer and/or sell the securities referenced in this prospectus in one or more offerings or resales. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. We may also provide you a free writing prospectus at the time our securities are offered. The prospectus supplement and/or free writing prospectus will contain more specific information about the offering. The prospectus supplement and free writing prospectus may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or free writing prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Incorporation of Certain Documents by Reference".

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given below. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. See "Where You Can Find More Information" below.

        You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein or therein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement, free writing prospectus or incorporated by reference herein. This prospectus may be used only where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement or free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" into this prospectus the information we have filed with the Commission. This means that we can disclose important information by referring you to those documents. Our Commission filing number is 000-28132. All documents that we file with the Commission on or after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the Commission under its rules and regulations, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is terminated, including all such documents that we may file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement:

  •
  our Annual Report on Form 10-K for the fiscal year ended January 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2013 and July 31, 2013;

  •
  our Current Reports on Form 8-K/A filed October 31, 2012 and on Form 8-K filed April 26, May 20, May 29, July 19 and October 30 (solely with respect to Item 1.01), 2013;

  •
  the information contained in our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 26, 2013 and incorporated into Part III of our Annual Report on Form 10-K for the year ended January 31, 2013; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on April 16, 1996.

        Copies of any documents incorporated by reference in this prospectus are available free of charge by writing Streamline Health Solutions, Inc., 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309, Attention: Investor Relations, or telephoning us at (404) 446-0050.

WHERE YOU CAN FIND MORE INFORMATION

        We file quarterly, annual and other periodic reports, proxy statements and other information with the Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the Commission. The address of the Commission internet site is www.sec.gov. This information is also available on our website at http://www.streamlinehealth.net. Information contained on these websites is not incorporated by reference into and does not constitute a part of this prospectus.

        We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement is available for inspection and copying as set forth above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this prospectus and any accompanying prospectus supplement that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Certain of these risks and uncertainties are discussed under the heading "Risk Factors" below and may, from time to time, be discussed in our other Commission filings. All forward looking statements should be read with caution and you should not place undue reliance on such statements.

        In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements in future or conditional tenses or that include terms such as "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include statements as to our beliefs and expectations as to future events and trends affecting our business. Forward-looking statements are based upon our current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside of our control. The factors that are discussed herein under the heading "Risk Factors" below and that may, from time to time, be described in our other Commission reports, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those reflected in or suggested by forward-looking statements. Any forward-looking statement you read in this prospectus and any accompanying prospectus supplement reflects our views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You should specifically consider the factors identified or referred to in this prospectus, any accompanying prospectus supplement and our other Commission reports, and any subsequent annual or quarterly report that is incorporated by reference into this prospectus, which could cause actual results to differ from those referred to in forward-looking statements.

        Any forward-looking statements are based on our beliefs and assumptions, using information currently available to us. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our periodic reports to the Commission. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus and any accompanying prospectus supplement.

OUR COMPANY

        Unless the context requires otherwise, references to "Streamline Health," "the Company" or to "we," "us," "our" or similar terms are to Streamline Health Solutions, Inc. and its subsidiaries.

        We are a leading provider of SaaS-based healthcare information technology solutions for hospitals and physician groups. Our comprehensive suite of solutions includes: enterprise content management, business analytics, integrated workflow systems, clinical documentation improvement and computer assisted coding. Across the revenue cycle, these solutions offer healthcare enterprises a flexible, customizable way to communicate between disparate departments and information systems to improve processes, boost productivity and optimize clinical, administrative and financial performance.

        We are incorporated under the laws of the State of Delaware. Our executive office is located at 1230 Peachtree Street, NE, Suite 1000, Atlanta Georgia 30309. Our telephone number is (404) 446-0050. Our website is http://www.streamlinehealth.net. Information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

        Investing in our securities involves risks that could affect us and our business as well as our industry generally. Please see the risk factors discussed herein and in our Current Report on Form 8-K dated July 19, 2013 which is incorporated by reference into this document, as such may be updated and supplemented by our Commission filings. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports and current reports, which are also incorporated by reference into this document. Although we believe that we have discussed key factors under the caption "Risk Factors" in our Current Report on Form 8-K dated

July 19, 2013 that is incorporated by reference into this document, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing any of our securities, you should carefully consider the risks discussed herein and in our Current Report on Form 8-K dated July 19, 2013, as well as any future filings that are incorporated by reference herein and the other information provided in any applicable prospectus supplement and any related free writing prospectus. Risks related to any specific securities we offer will be described in the applicable prospectus supplement relating to those securities. Each of the risks described could result in a material decrease in the value of our securities and your investment in them.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of the securities offered hereunder for general corporate purposes, working capital, and to finance future acquisitions of other entities or their assets. Other uses, if any, will be discussed by means of prospectus supplement. In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash equivalents or securities that our investment policies permit us to invest in from time to time. We will not receive any proceeds from any sale of securities by any selling stockholder.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        The following table contains our combined ratio of earnings to fixed charges and preferred stock dividends for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

	For the Six Months Ended July 31,		For the Year Ended January 31,
	2013	2012	2013	2012	2011	2010	2009
Ratio of earnings to combined fixed charges and preferred stock dividends	*	1.1x	*	1.1x	*	8.5x	*

*
Fixed charges exceeded earnings for the years ended January 31, 2009, 2011 and 2013 and the six months ended July 31, 2013. The amount of the deficiency, or the fixed charge amounts in excess of earnings, were approximately $1.4 million, $1.9 million and $8.3 million for the years ended January 31, 2009, 2011 and 2013, respectively, and approximately $3.4 million for the six months ended July 31, 2013.

        We have computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividends. For the purposes of computing these ratios the term:

  •
  "earnings" has been calculated by adding fixed charges to earnings (loss) before income taxes and subtracting interest capitalized;

  •
  "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries, including deemed dividends; and

  •
  "preferred stock dividend" is the amount of pre-tax earnings that is required to pay the dividends on our outstanding preferred stock. We are not currently required to pay dividends on our outstanding preferred stock and do not expect to pay any such dividends in the foreseeable future. See "Description of Capital Stock—Preferred Stock—Outstanding Series A 0% Convertible Preferred Stock—Dividends" below.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

        We may offer, from time to time, shares of our common stock, shares of our preferred stock, warrants to purchase our securities or units, in amounts we will determine from time to time, with a total value of up to $37,500,000 under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. See "Description of Capital Stock," "Description of Warrants" and "Description of Units" below. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

        The prospectus supplement and any related free writing prospectus also may supplement, or, as applicable, add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

        The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus relating to such offering.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is based upon our Certificate of Incorporation, as amended, our Certificate of Designations, Preferences, Rights and Limitations with respect to our Series A Preferred Stock (as defined below) (the "Certificate of Designation"), our Bylaws and applicable provisions of Delaware law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock set forth in our Certificate of Incorporation, as amended, our Certificate of Designation and our Bylaws, each as in effect as of the date of this prospectus, does not purport to be complete and is qualified in its entirety by reference to such documents, the information regarding our capital stock incorporated by reference herein from our Commission filings and the applicable provisions of the Delaware General Corporation Law. The documents governing our capital stock have been filed as exhibits to the registration statement of which this prospectus forms a part.

        The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. You should read that description, together with the more detailed provisions of our Certificate of Incorporation and the certificate of designations relating to the particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to each particular series of preferred stock will be filed as an exhibit to a document incorporated by reference into the registration statement of which this prospectus forms a part.

General

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

        As of the date of this prospectus, we had the following equity securities outstanding:

  •
  13,922,834 shares of common stock, and

  •
  3,249,995 shares of Series A 0% Convertible Preferred Stock.

        The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation, as amended, our Certificate of Designation, our

Bylaws, and the applicable provisions of the Delaware General Corporation Law, each as in effect as of the date of this prospectus.

Common Stock

        Nasdaq Listing.    Our common stock is listed on the Nasdaq Capital Market under the symbol "STRM".

        Voting.    Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval, subject in all cases to the rights of any outstanding preferred stock, if any. Holders of our common stock do not have cumulative voting rights.

        Dividends and Other Distributions.    Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to receive such dividends as may be declared from time to time by our Board of Directors from funds legally available therefor. We do not currently pay cash dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the declaration of dividends on our common stock will be made at the discretion of the Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board of Directors, including the applicable requirements of the Delaware General Corporation Law, which provides that dividends are payable only out of surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The payment of dividends on our common stock may be restricted by the provisions of credit agreements or other financing documents that we may enter into or the terms of securities that we may issue from time to time.

        Merger, Consolidation or Sale of Assets.    Subject to any preferential rights of any outstanding preferred stock, if any, holders of our common stock shall be entitled to receive all cash, securities and other property received by us pro rata on the basis of the number of shares of common stock held by each of them in any of the following situations: (1) our merger or consolidation with or into another corporation in which we do not survive, (2) the sale or transfer of all or substantially all of our assets to another entity or (3) a merger or consolidation in which we are the surviving entity but the common stock shall be exchanged for stock, securities or property of another entity.

        Distribution on Dissolution.    After payment or provision for all liabilities, and subject to any preferential rights of any outstanding preferred stock, if any, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive a portion of the remaining funds to be distributed. Such funds shall be paid to the holders of our common stock pro rata on the basis of the number of shares of common stock held by each of them.

        Other Rights.    The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. Holders of our common stock do not have any preemptive rights enabling such holder to purchase, subscribe for or receive shares of any class of our common stock or any other securities convertible into shares of any class of our common stock or any redemption rights.

        All outstanding shares of our common stock are fully paid and non-assessable.

        The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, those of the holders of preferred stock, and will be subject to those of the holders of any shares of our preferred stock that we may issue in the future.

Preferred Stock

        Under our Certificate of Incorporation, as amended, our Board of Directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, powers or rights granted to or imposed upon the preferred stock, and any qualifications, restrictions and limitations thereof, including, without limitation, dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

  Outstanding Series A 0% Convertible Preferred Stock.

        In August 2012, our Board of Directors designated 4,000,000 shares of the preferred stock as Series A 0% Convertible Preferred Stock, par value of $0.01 per share (the "Series A Preferred Stock"). As of the date of this prospectus, we have 3,249,995 shares of Series A Preferred Stock outstanding.

        Optional Conversion by the Holder.    The Series A Preferred Stock is convertible at any time into shares of our common stock at the option of the holder based upon the initial issuance price of $3.00 divided by a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions). This represents a one-for-one conversion ratio where each share of Series A Preferred Stock would convert into one share of our common stock. However, pursuant to the Certificate of Designation, each holder of shares of the Series A Preferred Stock will not have the right to convert any portion of the Series A Preferred Stock into shares of our common stock to the extent that such conversion would result in a holder beneficially owning (together with its affiliates) a number of shares of our common stock in excess of 9.985% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares issuable upon such conversion. Each holder may increase or decrease its percentage limitation by providing us with 61 days prior notice of such change. As of the date of this prospectus, holders of 1,666,666 shares of our Series A preferred opted out of such beneficial ownership limitation prior to the issuance of their shares of Series A Preferred Stock.

        Automatic Conversion by the Company.    We have the right to force automatic conversion of the shares of Series A Preferred Stock into shares of our common stock based upon a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions) at such time as all of the following conditions are contemporaneously satisfied:

  •
  Our common stock is listed for trading on the Nasdaq Capital Market or certain other approved exchanges;

  •
  The arithmetic average of the daily volume weighted average price of our common stock for the 10 day period immediately prior to such measurement date is greater than $8.00 per share (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions);

  •
  The average daily trading volume for the 60 day period immediately prior to such measurement date exceeds 100,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications and certain other fundamental transactions); and

  •
  We are at such time in good compliance with the Nasdaq Capital Market or such other approved exchange on which our shares of common stock are then listed for trading.

        Dividends.    Holders of the Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal to (on an as-if-converted-to-common-stock basis) and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of our common stock when, as, and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of the Series A Preferred Stock.

        Voting and Approval Rights.    Except as detailed below or as otherwise required by law or Nasdaq rule, the holders of the Series A Preferred Stock vote on a modified as-if-converted-to-common-stock basis with our common stock and do not vote separately as a class. Each holder of Series A Preferred Stock is entitled to such number of votes equal to the total number of shares of Series A Preferred Stock held multiplied by 75%, rounded down to the nearest whole share. See the discussion above in "Optional Conversion by the Holder" for a discussion on certain beneficial ownership limitations. Notwithstanding the foregoing, so long as any shares of Series A Preferred Stock remain outstanding we may not, without the affirmative vote of the holders of at least 67% of the then outstanding shares of the Series A Preferred Stock:

  •
  Alter or change adversely the power, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation that created the Series A Preferred Stock;

  •
  Authorize, create, offer or sell any class of stock ranking as to any terms (including, without limitation, dividends, redemption or distribution of assets upon a liquidation) pari passu with or senior to the Series A Preferred Stock;

  •
  Offer to sell any debt securities that are senior in payment to the Series A Preferred Stock;

  •
  Effect a stock split or reverse stock split of the Series A Preferred Stock or undertake any like event;

  •
  Amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Preferred Stock; or

  •
  Increase the number of authorized shares of Series A Preferred Stock.

At such time as less than 5% of the aggregate total shares of Series A Preferred Stock that were ever issued and outstanding remain issued and outstanding, then we may without the affirmative vote or consent of any holder of Series A Preferred Stock do any of the following:

  •
  Authorize, create, offer or sell any class of stock ranking as to any terms (including, without limitations, dividends, redemption or distribution of assets upon a liquidation) pari passu with or senior to the Series A Preferred Stock;

  •
  Offer to sell any debt securities that are senior in payment to the Series A Preferred Stock; or

  •
  Amend our certificate of incorporation or other charter documents (other than the Certificate of Designation that created the Series A Preferred Stock) to permit the actions described in the prior two bullet points.

        Liquidation Preference.    Upon a liquidation, dissolution or winding-up of our business, the holders of the Series A Preferred Stock are entitled to receive, in preference to any distributions of any of the assets or surplus funds legally available for distribution to holders of our junior securities (including common stock), an amount equal to the greater of (i) $3.00 per share, plus accrued and unpaid dividends then due and owing on the Series A Preferred Stock, if any, and (ii) an amount per share of Series A Preferred Stock, with respect to each share of Series A Preferred Stock, equal to the amount that the holder thereof would be entitled upon liquidation, dissolution or winding-up of our business as if such share of Series A Preferred Stock had been converted into common stock immediately prior to such liquidation, dissolution or winding-up.

        Redemption Rights.    At any time following August 31, 2016, each share of Series A Preferred Stock will be redeemable at the option of the holder thereof for an amount equal to $3.00 (the initial issuance price of such share), adjusted to reflect any stock splits, stock dividends or like events.

        Upon the conversion, redemption or other reacquisition by us of any shares of Series A Preferred Stock, we may not reissue such shares of Series A Preferred Stock. The shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 0% Convertible Preferred Stock, par value of $0.01 per share.

  Future Series of Preferred Stock.

        The Board of Directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval up to the maximum of 5,000,000 shares of preferred stock that are currently authorized. Including the currently outstanding shares of our Series A Preferred Stock, as of the date of this prospectus, our Board of Directors has the authority to issue an additional 1,000,005 shares of preferred stock.

        Subject to the provisions of our Certificate of Incorporation, as amended, and limitations prescribed by law, the Board of Directors is authorized to adopt resolutions, without any action or vote by our stockholders, that set forth the terms and rights of any future series of preferred stock. Those terms and rights may include:

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  the designation of the series;

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  the number of shares of the series, which number the Board of Directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

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  whether dividends, if any, will be cumulative or noncumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

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  the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable;

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  the redemption rights and prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on and the preferences, if any, of shares of the series in the event of our voluntary or involuntary liquidation, dissolution, or winding up;

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  whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series;

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  the voting rights, if any, of the holders of the shares of the series; and

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  any other relative rights, preferences and limitations of such series.

        One of the effects of the Board of Directors' right to designate and issue preferred stock without stockholder approval may be to enable the Board of Directors to discourage an attempt to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise. Furthermore, the issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

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  restricting dividends on the common stock;

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  diluting the voting power of the common stock;

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  adversely impacting the market price of the common stock;

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  impairing the liquidation rights of the common stock; or

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  delaying, deterring or preventing a change in control without further action by the stockholders.

        Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 750 Golden, CO 80401. We are the transfer agent for our Series A 0% Convertible Preferred Stock.

Limitation of Director Liability

        Our Certificate of Incorporation, as amended, contains a provision that limits the liability of our directors as permitted under Section 102(b)(7) of the Delaware General Corporation Law. The provision eliminates a director's personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to us or our stockholders, (B) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (C) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware General Corporation Law or (D) for any transaction from which the director derives an improper personal benefit.

Delaware Anti-Takeover Law and Provisions of our Charter and Bylaws

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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  prior to the date of such business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to the date of such business combination, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

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  any merger or consolidation involving the corporation and the interested stockholder or any merger or consolidated involving the corporation and another entity that is caused by the interested stockholder;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

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  any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any affiliate or associate of such entity or person.

        Our Charter and Bylaws.    Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Charter and Bylaws:

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  permit our board of directors to issue up to 5,000,000 shares of preferred stock, with such designations, powers, preferences and rights as our Board of Directors may authorize (including the right to approve an acquisition or other change in control);

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  provide that the authorized number of directors may be changed only by the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

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  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

        The amendment or repeal of any of these provisions of our Charter or Bylaws would require approval of a majority of our then outstanding shares of capital stock entitled to vote on such amendment. Our Bylaws may also be amended by an affirmative vote of a majority of the entire Board of Directors.

DESCRIPTION OF WARRANTS

        We may issue, either separately or together with other securities, warrants for the purchase of any securities hereunder, including any combination of, common stock or preferred stock that we may sell. Warrants may be issued independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Any warrants may be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant and the warrant certificate, if any, which we refer to collectively as "warrant agreements," and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

        The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of such warrants and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement for additional information before you purchase any of our warrants.

General

        The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, the warrants:

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  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  the designation, amount and terms of the securities purchasable upon exercise of the warrants;

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  the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

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  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

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  any applicable material U.S. federal income tax consequences;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  if applicable, the date from and after which the warrants and the common stock will be separately transferable;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  the anti-dilution provisions of the warrants, if any;

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  any redemption, put or call provisions;

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  whether the warrants are to be sold separately or with other securities as parts of units; and

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  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement or certificate relating to the warrants being offered.

No Rights of Security Holder Prior to Exercise

        Before the exercise of their warrants and their registration as holders of the underlying securities, holders of warrants will not have any of the rights of registered holders of the underlying securities purchasable upon the exercise of the warrants and will not be entitled to, among other things, vote or receive dividend or interest payments or similar distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

        This section describes some of the general terms and provisions applicable to units we may issue from time to time. We will describe the specific terms of a series of units and the applicable unit agreement in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the Commission in connection with the offering and incorporated by reference in the registration statement and this prospectus.

        We may issue units from time to time in such amounts and in as many distinct series as we determine. We will issue each series of units under a unit agreement to be entered into between us and a unit agent to be designated in the applicable prospectus supplement. When we refer to a series of units, we mean all units issued as part of the same series under the applicable unit agreement.

        We may issue units consisting of any combination of two or more securities described in this prospectus. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  the aggregate number of, and the price at which we will issue, the units any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

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  whether the units will be issued in fully registered or global form;

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  the name of the unit agent;

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  a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;

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  if applicable, a discussion of the U.S. federal income tax consequences; and

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  whether the units will be listed on any securities exchange.

SELLING STOCKHOLDERS

        The shares of our securities included in the registration statement of which this prospectus forms a part may be offered and sold by any selling stockholder to be named in a prospectus supplement. Any shares of preferred stock and warrants to be sold by selling stockholders hereunder were issued as part of a private placement of the Company's Series A 0% Convertible Preferred Stock and warrants to purchase shares of the Company's common stock in August 2012. Any shares of common stock to be sold by selling stockholders hereunder were issued in various transactions occurring from time to time prior to the date of this prospectus. We have registered these securities to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of such stockholder's shares at any time and from time to time, so long as a prospectus supplement is available. Selling stockholders also may sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling stockholder may offer shares of our securities for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of securities by any selling stockholder under this prospectus and any applicable prospectus supplement. Unless otherwise stated in any applicable prospectus supplement, we do not expect to pay any expenses incurred with respect to the registration of the shares of our securities owned by any selling stockholder and we expect underwriting fees, discounts or commissions, to be borne by such selling stockholders. We will provide you with a prospectus supplement naming any selling stockholder, the amount and type of securities to be registered and sold and any other terms of the securities being sold by each such selling stockholder. In connection with any offering of their securities, selling stockholders may be deemed "underwriters" as defined under the Securities Act.

PLAN OF DISTRIBUTION

        We or any selling stockholder may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

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  directly to purchasers;

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  through underwriters;

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  through dealers;

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  through agents;

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  through any combination of these methods; or

  •
  through any other method permitted by applicable law and described in a prospectus supplement.

        Each prospectus supplement relating to an offering of securities will set forth the specific plan of distribution and state the terms of the offering, including:

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  the method of distribution of the securities offered therein;

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  the names of any underwriters, dealers, or agents;

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  the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;

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  any underwriting discounts, commissions or other items constituting underwriters' compensation;

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  any discounts, commissions, or fees allowed, re-allowed or paid to dealers or agents; and

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  any securities exchange on which the offered securities may be listed.

        Any initial public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Distribution Through Underwriters

        We or any selling stockholder may offer and sell our securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If underwriters are used in the sale of our securities, we or any selling stockholder will execute an underwriting agreement with them at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us or any selling stockholder in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we or any selling stockholder specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they generally will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

Distribution Through Dealers

        We or any selling stockholder may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of any dealers and the terms of the transaction in the applicable prospectus supplement.

Distribution Through Agents

        We or any selling stockholder may offer and sell our securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale, and describe any commissions payable by us or any selling stockholder in the applicable prospectus supplement. Unless we or any selling stockholder specify otherwise in the applicable prospectus supplement, the agent will be acting on a best efforts basis during the appointment period. The agent may make sales in privately negotiated transactions and by any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the Nasdaq Capital Market, or sales made to or through a market maker other than on an exchange.

Direct Sales

        We or any selling stockholder may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act, for any resale of the securities. We will describe the terms of any sales of this kind in the applicable prospectus supplement.

General Information

        Selling stockholders, underwriters, dealers or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

        We or any selling stockholder may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Securities may be sold in connection with a remarketing after their purchase by one or more firms acting as principal for their own accounts or as our agent or as agent for the selling stockholders. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

        In connection with an underwritten offering of the securities, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

        Ordinarily, each issue of securities will be a new issue, and there will be no established trading market for any security other than our common stock, which is listed on the Nasdaq Capital Market under the symbol "STRM", prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom or agents through whom the offered securities are sold for offering and sale may make a market in the offered securities. However, any underwriters or agents that make a market will not be obligated to do so and may stop doing so at any time without notice. We cannot assure you that there will be a liquid trading market for the offered securities.

        We or any selling stockholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we or any selling stockholder pay for solicitation of these contracts.

        We may offer subscription rights to our existing stockholders to purchase additional shares of our common stock, preferred stock or any combination thereof. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such shares. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing stockholders. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

        Under agreements entered into with us or any selling stockholder, underwriters and agents may be entitled to indemnification by us or any selling stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

        The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker-dealer will not exceed the then current allowable percentage of the initial gross proceeds from the sale of any security being sold.

        Although we expect that delivery of securities generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a longer settlement cycle in the applicable prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we have specified a longer settlement cycle in the applicable prospectus supplement for an offering of securities, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we may specify in the applicable prospectus supplement, will be required, by virtue of the fact that those securities will settle in more than three business days after the trade date, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

Conflict of Interest

        We may engage underwriters, dealers and agents in connection with the offering of any of the securities described in this prospectus, some of whom may have a "conflict of interest", as such term is defined by the Financial Industry Regulatory Authority, Inc. In the event an underwriter, dealer or agent who is participating in the offering has a conflict of interest, we will describe the nature of the conflict in the applicable prospectus supplement, and, if applicable, the name of the underwriter, dealer or agent who is acting as the "qualified independent underwriter" and its role and responsibilities in the offering.

        The underwriters, dealers and agents that we may use, as well as their affiliates, may engage in financial or other business transactions with, or perform other services for, us and our subsidiaries in the ordinary course of business and may receive a portion of the proceeds from this offering.

LEGAL MATTERS

        Unless stated otherwise in the applicable prospectus supplement, the validity of the securities to be issued by us through this prospectus will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues related to the offering of securities pursuant to this prospectus.

 EXPERTS

        The financial statements and schedule as of January 31, 2013 and 2012 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Meta Health Technology, Inc. as of and for the years ended December 31, 2011 and 2010, incorporated by reference in this prospectus have been so incorporated in reliance on the report of Habif, Arogeti & Wynne, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

        In April 2013, the Audit Committee of our Board of Directors approved the engagement of KPMG LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2014, effective May 1, 2013. The dismissal of BDO USA, LLP was effective April 30, 2013. Additional information regarding the change in our independent registered public accounting firm can be found in our Current Report on Form 8-K dated April 26, 2013, which is incorporated by reference into this prospectus.

3,000,000 Shares

Streamline Health Solutions, Inc.

Common Stock

$6.50 per share

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Craig-Hallum Capital Group

First Analysis Securities Corporation

November 22, 2013